Exhibit 99.1

CONTACT:	Kent Griffin
Chief Financial Officer
(858) 485-9840
BIOMED REALTY TRUST ANNOUNCES INCREASE
IN REVOLVING CREDIT FACILITY TO $500 MILLION
SAN DIEGO, Calif. — June 29, 2006 — BioMed Realty Trust, Inc. (NYSE: BMR) today announced that it has amended and restated its unsecured revolving credit facility, doubling the size of the facility from $250 million to $500 million. In addition to increasing the size of the facility, the amendment extends the term to June 27, 2009, provides greater flexibility with respect to covenants, and reduces the borrowing rate. BioMed may extend the maturity date of the revolving credit facility to June 27, 2010 and may increase the amount of the facility to $700 million upon satisfying certain conditions.
“We are very pleased to have worked with KeyBank on this transaction that enables us to expand and improve our credit facility in accordance with the growth of our business. We’re particularly excited to have increased the size of the bank group to 18, including seven new lenders in the facility,” said Alan D. Gold, President and Chief Executive Officer of BioMed Realty Trust. “This transaction will provide BioMed with additional borrowing capacity for acquisitions and more flexibility to operate our business, particularly with respect to developing and redeveloping properties.”
KeyBank National Association served as Administrative Agent, Lead Arranger and Sole Book Manager while U.S. Bank National Assocation and Citigroup North America Inc. acted as Co-Syndication Agents. Societe Generale and LaSalle Bank National Association acted as Co-Documentation Agents and Emigrant Bank acted as Senior Managing Agent. Other participating lenders in the unsecured credit facility include Wells Fargo National Association, Charter One Bank, N.A., Wachovia Bank, N.A., TD Banknorth, N.A., Royal Bank of Canada, Sovereign Bank, National City Bank, Raymond James Bank, FSB, First Horizon Bank, The International Commercial Bank of China, New York Agency, Comerica Bank and Compass Bank.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry™. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry, and its properties and primary acquisition targets are generally located in markets with well-established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. BioMed’s real estate portfolio consists of 47 properties, representing 71 buildings with approximately 5.9 million rentable square feet in each of the major life science markets in the United States. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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